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                         SHAREHOLDER SERVICES AGREEMENT


         THIS SHAREHOLDER SERVICES AGREEMENT is made and entered into as of January __, 2002 by and between The American Life Insurance Company of New York (the "Company"), SAFECO Securities Inc. ("Distributor"), SAFECO Resource Series Trust, a business trust organized under the laws of Delaware ("Trust"), and SAFECO Asset Management Company ("Adviser").

         WHEREAS, the Company offers to the public certain group and individual variable annuity and variable life insurance contracts (the "Contracts"); and

         WHEREAS, the Company wishes to make available as investment options under the Contracts shares of the portfolios listed in EXHIBIT A (the "Portfolios"), each of which is a series of the Trust (the "Trust"), which is an open-end management company registered under the Investment Company Act of 1940 and shares of the Portfolios are registered under the Securities Act of 1933, as amended; and

         WHEREAS, on the terms and conditions hereinafter set forth, Distributor desires to make shares of the Portfolios available as investment options under the Contracts and to retain the Company to perform certain administrative services on behalf of the Portfolios, and the Company is willing and able to furnish such services;

         NOW, THEREFORE, the Company, Distributor, Trust, and Adviser agree as follows:

         1. TRANSACTIONS IN THE PORTFOLIOS. Subject to the terms and conditions of this Agreement, Distributor will cause the Trust to make shares of the Portfolios available to be purchased, exchanged, or redeemed, by or on behalf of the Accounts (defined in SECTION 7(A) below) through a single account per Portfolio at the net asset value applicable to each order. The Portfolios' shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Portfolios serve as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Portfolios.

         2. ADMINISTRATIVE SERVICES. The Company agrees to provide all administrative services for the Contract owners, including but not limited to those services specified in EXHIBIT B (the "Administrative Services"). Neither Distributor nor the Trust shall be required to provide Administrative Services for the benefit of Contract owners. The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of the Administrative Services. Upon request, the Company will provide Distributor or its representatives reasonable

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information regarding the quality of the Administrative Services being provided and its compliance with the terms of this Agreement.

         3. TIMING OF TRANSACTIONS. Distributor hereby appoints the Company as agent for the Portfolios for the limited purpose of accepting purchase and redemption orders for Portfolio shares from the Contract owners. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), the Company may receive instructions from the Contract owners for the purchase or redemption of shares of the Portfolios ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day (currently, 4:00 p.m. Eastern time) and transmitted to the Portfolios' transfer agent by 10:00 p.m. Eastern time on such Business Day will be executed at the net asset value determined as of the Close of Trading on such Business Day. Any Orders received by the Company on such day but after the Close of Trading, and all Orders that are transmitted to the Portfolios' transfer agent after 10:00 p.m. Eastern time on such Business Day, will be executed at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Order. The day as of which an Order is executed by the Portfolios' transfer agent pursuant to the provisions set forth above is referred to herein as the "Trade Date". All orders are subject to acceptance or rejection by Distributor or the Portfolios in the sole discretion of either of them.

         4.  PROCESSING OF TRANSACTIONS.

         (a) If transactions in Portfolio shares are to be settled directly with the Portfolios' transfer agent, the following provisions shall apply:

             (1) By 6:30 p.m. Eastern time on each Business Day, Distributor (or one of its affiliates) will provide to the Company, via a medium of transmission mutually acceptable to the Company and Distributor, the Portfolios' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading. In the event of an error in the computation of the Portfolio's net asset value per share ("NAV") or any dividend or capital gain distribution, the Adviser shall immediately notify the Company as soon as possible after discovery of any material error.

             (2) By 10:00 p.m. Eastern time on each Business Day, the Company will provide to Distributor via a medium of transmission acceptable to Distributor, including electronic transmission acceptable to Distributor, a report stating whether the instructions received by the Company from Contract owners by the Close of Trading on such Business Day resulted in the Accounts being a net purchaser or net seller of shares of the Portfolios. As used in this Agreement, the phrase "electronic transmission acceptable to Distributor" includes the use of remote computer terminals located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of Distributor, its agents or affiliates (hereinafter, "Remote Computer Terminals").

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             (3) Upon the timely receipt from the Company of the report described in (2) above, the Portfolios' transfer agent will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as of the Close of Trading on the Trade Date. Payment for net purchase transactions shall be made by wire transfer to the applicable Portfolio custodial account designated by the Portfolios on the Business Day next following the Trade Date. Such wire transfers shall be initiated by the Company's bank prior to 4:00 p.m. Eastern time and received by the Portfolios prior to 6:00 p.m. Eastern time on the Business Day next following the Trade Date ("T+1"). If payment for a purchase Order is not timely received, such Order will be, at Distributor's option, either (i) executed at the net asset value determined on the Trade Date, and the Company shall be responsible for all costs to Distributor or the Portfolios resulting from such delay, or (ii) executed at the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Trust to the account(s) designated by the Company on T+1; PROVIDED, HOWEVER, the Trust reserves the right to settle redemption transactions within the time period set forth in the applicable Portfolio's then-current prospectus. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the original Trade Date will apply.

         5.  PROSPECTUS AND PROXY MATERIALS.

         (a) The Adviser or Distributor shall electronically provide in .pdf format the Company with copies of the Trust's proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Trust's shareholders. In addition, to the extent applicable, Adviser or Distributor shall provide the Company with one current prospectus and any amendment or supplements thereto (collectively the "prospectus") of the Portfolios, in the form of "camera ready" copy or .pdf. to be used in conjunction with the transactions contemplated by this Agreement. If applicable state or federal law or regulations require that the Statement of Additional Information ("SAI") for the Portfolio be distributed to all Contractowners, then the Adviser or Distributor shall provide Company with one copy of the Trust's SAI in the form of a "camera ready" copy or .pdf. Trust shall bear the expense of providing the "camera ready" copy or .pdf of the prospectus to the Company. Company shall bear the expense of adjusting or changing the format to conform with any of its prospectuses and/or SAI. At the Company's option and expense, the Company may cause the Trust's prospectus and/or SAI to be printed separately and/or together in one document with the prospectuses and/or SAI for other investment companies and/or for the Contracts. Company shall be responsible for the cost of printing Trust's prospectus and of distributing Trust's prospectus to existing Contract owners. If the Company provides for pass-through voting by the Contract owners, or if the Company determines that pass-through voting is required by law, Adviser or Distributor will provide the Company with a sufficient quantity of proxy materials for each, as directed by the Company.

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         (b) The cost of preparing, printing and shipping of the prospectuses, periodic fund reports and other materials of the Trust to the Company shall be paid by the Trust or its agents or affiliates; PROVIDED, HOWEVER, that if at any time Distributor or its agent reasonably deems the usage by the Company of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that the Company demonstrate the reasonableness of such usage. If Distributor believes the reasonableness of such usage has not been adequately demonstrated, it may request that the party responsible for such excess usage pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless the Company agrees to make such payments, Distributor may refuse to supply such additional materials and Distributor shall be deemed in compliance with this SECTION 5 if it delivers to the Company at least the number of prospectuses and other materials as may be required by the Trust under applicable law.

         (c) The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Trust to the Contract owners shall be paid by the Company and shall not be the responsibility of Adviser, Distributor or the Trust.

         6.  COMPENSATION AND EXPENSES.

         (a) The Accounts shall be the sole shareholder of Portfolio shares purchased for the Contract owners pursuant to this Agreement (the "Record Owner"). The Record Owner shall properly complete any applications or other forms required by Distributor or the Issuer from time to time.

         (b) Adviser acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of the electronic nature of the offering and having a single shareholder account per Portfolio for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Adviser will pay the Company a fee (the "Administrative Services Fee") equal to __ basis points (____%) per annum of the average aggregate amount invested by the
Company in     shares of the Portfolios under this Agreement. The payments received by the Company under this SECTION 6(b) are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

         (c) For the purposes of computing the payments to the Company contemplated by this SECTION 6, the average aggregate amount invested by the Company on behalf of the Accounts in the Portfolios over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Portfolios held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month. Payment of such amounts by Adviser will not increase the fees paid by Trust, the Portfolios or their shareholders.

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         (d) Adviser will calculate the amount of the payments to be made pursuant to this SECTION 6 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The check for such payments will be accompanied by a statement showing the calculation of the amounts being paid by Adviser for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

                          The American Life Insurance Company of New York 300 Distillery Commons, Suite 300
                          Louisville, Kentucky 40206
                          Attention:  Michael Heichelbech
                          Phone No.:  502-587-3861
                          Fax No.:  502-587-7628

         7.  REPRESENTATIONS.

         (a) The Company represents and warrants that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it is an insurance company duly organized and in good standing under applicable law, has established The American Separate Account 5 (the "Account"), which is a duly authorized and established separate account under New York Insurance law, and has registered the Account as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act") to serve as an investment vehicle for the Contracts; (iii) each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one or more specified investment companies selected among those companies available through the Account to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; (v) the Contracts will be registered under the Securities Act of 1933 unless an exemption from registration is available prior and the activities of the Company contemplated by this Agreement comply in all material respects with all provisions of federal and state securities laws applicable to such activities; (vi) for purposes other than investment diversification of the Portfolio under Section 817 of the Internal Revenue Code of 1986 as amended ("the Code"), that the Contracts which are variable annuities are currently and at the time of issuance will be treated as annuity contracts under applicable provisions of the Code, including revenue rulings and regulations issued by the Department of Treasury and/or the Internal Revenue Service, and that it will make every effort to maintain such treatment and that it will notify the Trust, Adviser and Distributor immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future; and (vii) Company shall maintain a blanket fidelity bond or similar coverage in an amount not less that $2 million, including coverage for larceny and embezzlement, covering directors, officers, and employees dealing with the money and/or securities of the Trust and any amounts received under

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such bond that arise from the arrangements contemplated by the Agreement shall be held by Company for the benefit of the Trust.

         (b) Distributor represents that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Distributor, enforceable in accordance with its terms; and (ii) shares of the Portfolios will be sold and distributed in accordance with all applicable federal and state securities laws.

         (c) Adviser represent that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Adviser, enforceable in accordance with its terms; (ii) the prospectus of each Portfolio complies in all material respects with federal and state securities laws, and (iii) shares of the Trust are registered and authorized for sale in accordance with all federal and state securities laws.

         8.  ADDITIONAL COVENANTS AND AGREEMENTS.

         (a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

         (b) Each party shall promptly notify the other party in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

         (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Account on any Business Day will be based upon instructions that it received from the Contract owners, in proper form prior to the Close of Trading of the Exchange on that Business Day. The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with SECTION 8(C) hereof.

         (d) The Company covenants and agrees that all Orders transmitted to the Trust, whether by telephone, telecopy, or other electronic transmission acceptable to Adviser and Distributor, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Accounts. Adviser and Distributor shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Portfolio shares on behalf of the Company is "an appropriate person" as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Portfolio shares on behalf of the owner of such Portfolio shares. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. The Company further agrees to

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be responsible for the accuracy, propriety and consequences of all data transmitted to Adviser and Distributor by the Company by telephone, telecopy or other electronic transmission acceptable to Adviser and Distributor.

         (e) The Company agrees that, to the extent it is able to do so, it will use its best efforts to give equal emphasis and promotion to shares of the Portfolios as is given to other underlying investments of the Accounts, subject to applicable Securities and Exchange Commission rules. In addition, the Company shall not impose any fee, condition, or requirement for the use of the Portfolios as investment options for the Contracts that operates to the specific prejudice of the Portfolios VIS-A-VIS the other investment media made available for the Contracts by the Company.

         (f) The Company shall not, without the written consent of Adviser and Distributor, make representations concerning the Trust or the shares of the Portfolios except those contained in the then-current prospectus and in current printed sales literature approved by Adviser, Distributor or the Trust.

         (g) Advertising and sales literature with respect to the Trust or the Portfolios prepared by the Company or its agents, if any, for use in marketing shares of the Portfolios as underlying investment media to Contract owners shall be submitted to Distributor for review and written approval before such material is used.

         9. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, neither Adviser, Distributor nor any of its affiliates nor the Portfolios shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Trust, Adviser, Distributor, and their affiliates, or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Trust, Adviser or Distributor, as appropriate, the granting of which shall be at the sole option of Adviser, Distributor and/or the Trust.

         10. PROXY VOTING.

         (a) The Company shall provide pass-through voting privileges to all Contract owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges. It shall be the responsibility of the Company to assure that it and the separate accounts of the other Participating Companies (as defined in SECTION 12(a) below) participating in any Portfolio calculate voting privileges in a consistent manner.

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         (b) The Company will electronically or otherwise distribute to Contract owners all proxy material furnished by Adviser or Distributor and will vote shares in accordance with instructions received from such Contract owners. The Company shall vote Portfolio shares for which no voting instructions are received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Portfolio shares held for such Contract owners. The Company agrees that it will disregard Participant voting instructions only to the extent it would be permitted to do so pursuant to Rule 6e-3(T)(b)(15)(iii) under the 1940 Act if the Contracts were variable life insurance policies subject to that rule.

         11. INDEMNITY.

         (a) Distributor agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this SECTION 11(a)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by Distributor of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Distributor shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of the Company in performing its obligations under this Agreement.

         (b) Adviser agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this SECTION 11(a)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by Adviser of a material provision of this Agreement. Adviser will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Adviser shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of the Company in performing its obligations under this Agreement.

         (c) The Company agrees to indemnify and hold harmless Adviser, Distributor and the Trust, and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls Adviser, Issuer or Distributor within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this SECTION 11(b)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by the Company of a material provision of this Agreement or the use by any person of the Remote Computer Terminals. The Company will reimburse any legal or other expenses reasonably

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incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of Adviser, Distributor or the Issuer in performing their obligations under this Agreement.

         (d) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this SECTION 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this SECTION 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

         (e) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

         12. POTENTIAL CONFLICTS

         (a) The Company has received a copy of an application for exemptive relief, as amended, filed by the Trust with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order") dated January 17, 1996 (File No. 812-9658). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of the Trust (the "Board") will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts ("Participating Companies") investing in funds of the Trust. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners or by contract owners

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of different Participating Companies or (vi) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

         (b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are disregarded.

         (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in a Portfolio, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

                  (i) withdrawing the assets allocable to the Accounts from the Portfolio and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

                  (ii) establishing a new registered management investment company or managed separate account.

         (d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its Contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Issuer, the Company at its sole cost, may be required, at the Board's election, to withdraw an Account's investment in the Trust and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

         (e) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulator's, the Company will withdraw the Separate Account's investment in the Trust within such reasonable time period as the Trust's Board of Trustees may establish after the Trust's Board of Trustees informs the Company that it has determined that such decision has created a material irreconcilable

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conflict, and until such withdrawal Adviser, Distributor and Trust shall continue to accept and implement orders by Company for the purchase and redemption of shares of the Portfolio.

         (f) For the purpose of this SECTION 12, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Trust be required to establish a new funding medium for any Contract. The Company shall not be required by this SECTION 12 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

         (g) If an to the extent the SEC amends Rule 6e-2 and Rule 6e-3(T) or adopts Rule 6e-3, or takes any other action, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Shared Funding Exemptive Order, then (a) the Trust and/or the Company, as appropriate, shall take steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such ruled are applicable.

         13. TERMINATION; WITHDRAWAL OF OFFERING. This Agreement may be terminated by either party upon 180 days' prior written notice to the other party. Notwithstanding the above, the Trust reserves the right, without prior notice, to suspend sales of shares of any Portfolio, in whole or in part, or to make a limited offering of shares of any of the Portfolios in the event that (A) any regulatory body commences formal proceedings against the Company, Adviser, Distributor, affiliates of Distributor, or the Trust, which proceedings Distributor reasonably believes may have a material adverse impact on the ability of Adviser, Distributor, the Trust or the Company to perform its obligations under this Agreement or (B) in the judgment of Distributor, declining to accept any additional instructions for the purchase or sale of shares of any such Portfolio is warranted by market, economic or political conditions. Notwithstanding the foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, or (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order. Termination of this Agreement shall not affect the obligations of the parties to make payments under SECTION 4 for Orders received by the Company prior to such termination and shall not affect the Trust's obligation to maintain the Accounts as set forth by this Agreement. Following termination, for so long as Company continues to own shares of any Portfolio, Adviser or Distributor shall continue to pay the Administrative Services payment to Company described in SECTION 6(b).

         14. NON-EXCLUSIVITY. All parties acknowledge and agree that this Agreement and the arrangement described herein are intended to be non-exclusive and that each party is free to enter into similar agreements and arrangements with other entities.

         15. SURVIVAL. The provisions of SECTION 9 (Use of Names) and SECTION 11 (Indemnity) of this Agreement shall survive termination of this Agreement.

         16. AMENDMENT. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

         17. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

         To the Company:

                         The American Life Insurance Company of New York 300 Distillery Commons, Suite 300
                         Louisville, Kentucky 40206
                         (502) 587-3821 (office number)
                         (502) 587-7628 (fax number)
                         Attention:  General Counsel

         To the Adviser, Issuer or Distributor:

                         Attn:  Legal Department
                         5069 154th Place NE
                         Redmond, WA 9805

Any notice, demand or other communication given in a manner prescribed in this
SECTION 17 shall be deemed to have been delivered on receipt.

         18. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned without the written consent of all parties to the Agreement at the time of such assignment. This Agreement shall be binding upon and inure to the benefit all parties hereto and their respective permitted successors and assigns.

         19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

         20. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         21. ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

         22. HEADINGS. The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

         23. GOVERNING LAW. This Agreement will be construed and the provisions herein interpreted under and in accordance with Washington law, without regard for that state's principles of conflict of laws.

         24. Limitation on Liability of Trustees. This Agreement has been executed on behalf of the Trustee by the undersigned officer of the Trust in his/her capacity as an officer of the Trust. The obligations of this Agreement that pertain to the Trust shall be binding only upon the assets and property of the Trust and shall not be binding upon any individual Trustee, officer, shareholder of the Trust or its Portfolios. This provision shall not affect the obligations or liabilities of the Adviser or Distributor.

         If the foregoing correctly sets forth our understanding, please indicate your agreement to and acceptance thereof by signing below, whereupon this Agreement shall become a binding agreement between us as of the latest date indicated.

                                    SAFECO Securities, Inc.


                                    By:
                                        -----------------------------------
                                    Name:
                                         ----------------------------------
                                    Title:
                                          ---------------------------------
                                    Date:
                                         ----------------------------------

                                    SAFECO Resource Series Trust


                                    By:
                                        -----------------------------------
                                    Name:
                                         ----------------------------------
                                    Title:
                                          ---------------------------------
                                    Date:
                                         ----------------------------------

                                    SAFECO Asset Management Company


                                    By:
                                        -----------------------------------
                                    Name:
                                         ----------------------------------
                                    Title:
                                          ---------------------------------
                                    Date:
                                         ----------------------------------

         We agree to and accept the terms of the foregoing Agreement.


                                    THE AMERICAN LIFE INSURANCE
                                    COMPANY OF NEW YORK


                                    By:
                                        -----------------------------------
                                    Name:
                                         ----------------------------------
                                    Title:
                                          ---------------------------------
                                    Date:
                                         ----------------------------------

                                    EXHIBIT A

                                   PORTFOLIOS

SAFECO RST Equity Portfolio
SAFECO RST Growth Opportunities Portfolio
SAFECO RST Northwest Portfolio
SAFECO RST Bond Portfolio
SAFECO RST Small Company Value Portfolio
SAFECO RST Money Market Portfolio

                                    EXHIBIT B

                             ADMINISTRATIVE SERVICES


Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services required or requested under the Contracts with respect to the Contract owners, including, but not limited to, the following:

         1. Maintain separate records for each Contract owner, which records shall reflect the shares purchased and redeemed and share balances of such Contract owners. The Company will maintain a single master account with each Portfolio on behalf of the Contract owners and such account shall be in the name of the Company (or its nominee) as the record owner of shares owned by the Contract owners.

         2. Disburse or credit to the Contract owners all proceeds of redemptions of shares of the Portfolios and all dividends and other distributions not reinvested in shares of the Portfolios.

         3. Prepare and transmit to the Contract owners, as required by law or the Contracts, periodic statements showing the total number of shares owned by the Contract owners as of the statement closing date, purchases and redemptions of Portfolio shares by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Portfolio shares), and such other information as may be required, from time to time, by the Contracts.

         4. Transmit purchase and redemption orders to the Portfolios on behalf of the Contract owners in accordance with the procedures set forth in SECTION 4 to the Agreement.

         5. Distribute to the Contract owners copies of the Portfolios' prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Portfolios are required by law or otherwise to provide to their shareholders or prospective shareholders.

         6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Contracts.

                                      B-1